   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER       , 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                INTRAWARE, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

            DELAWARE                             4899                            68-0389976
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                               2000 POWELL STREET
                                   SUITE 140
                              EMERYVILLE, CA 94608
                                 (925) 253-4500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  JOHN J. MOSS
                                GENERAL COUNSEL
                               2000 POWELL STREET
                                   SUITE 140
                              EMERYVILLE, CA 94608
                                 (925) 253-4500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                               JOHN DONAHUE, ESQ.
                             ADAM R. DOLINKO, ESQ.
                            MICHAEL A. WALKER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./ /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO       OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED         SECURITY(1)           PRICE(1)         REGISTRATION FEE
COMMON STOCK, $0.001 PAR VALUE PER
  SHARE..............................    451,998 SHARES        $3,305,235.38        $3,305,235.38           $872.58

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $7.3125, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on November 6, 2000.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000

                                INTRAWARE, INC.

                                 451,998 Shares

                                  Common Stock

                               ------------------

    This prospectus relates to the offer and sale of up to 451,998 shares of our common stock by the selling securityholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling securityholders.

    The reported last sales price of our common stock on the Nasdaq National Market on November 6, 2000 was $7.3125 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "ITRA."

    The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus for information that you should consider before purchasing these securities.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   THIS PROSPECTUS IS DATED NOVEMBER 9, 2000

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

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
                                                                PAGE
                                                              --------
THE COMPANY.................................................      2

RISK FACTORS................................................      3

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............     12

USE OF PROCEEDS.............................................     13

SELLING SECURITYHOLDERS.....................................     14

PLAN OF DISTRIBUTION........................................     15

LEGAL MATTERS...............................................     16

EXPERTS.....................................................     16

WHERE YOU CAN FIND MORE INFORMATION.........................     17

                                  THE COMPANY

    We are a leading provider of information technology management solutions. Our services allow information technology professionals to manage the business software life cycle from their web browsers--starting with research and evaluation, through purchase, training, and deployment, to updates and asset management. We provide objective technical research; in-depth software analysis; an extensive selection of software, training, and resources; and a comprehensive software delivery, deployment, update, and asset management system.

    Intraware, Inc. was incorporated in Delaware on August 14, 1996. Our principal executive offices are located at 2000 Powell Street, Suite 140, Emeryville, California 94608. Our Website is located at http://www.intraware.com. Information contained in our website does not constitute part of this prospectus.

    On July 12, 2000, we completed the acquisition of Janus Technologies, Inc., based in Pittsburgh, Pennsylvania, in exchange for 1,169,000 shares of our common stock. In connection with this transaction, Intraware and Janus entered into an Agreement and Plan of Reorganization and Registration Rights and Lock-Up Agreement, containing, among other things, registration rights.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN INTRAWARE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING INTRAWARE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF INTRAWARE COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE NEGATIVE CASH FLOW AND MAY NOT HAVE SUFFICIENT CASH TO EFFECTIVELY MANAGE OUR WORKING CAPITAL REQUIREMENTS AND FUND OUR OPERATIONS FOR THE PERIOD REQUIRED TO ACHIEVE PROFITABILITY.

    We have limited cash and credit available, and may be unable to raise additional financing or establish additional lines of credit. As of August 31, 2000, we had approximately $22.2 million of cash and cash equivalents and $7.0 million in short-term marketable securities, before our repayment of $7.9 million to our preferred stockholders in September 2000. As of August 31, 2000, our available credit under existing lines of credit was $1.7 million. There can be no assurance that we will be able to achieve the revenue and gross margin objectives necessary to achieve profitability without either obtaining additional financing or reducing our expenses or expense growth. Any substantial reduction in our expenses or expense growth could impair our future revenue growth by cutting product development, sales, marketing and/or support resources. Any such impairment of revenue growth could slow or prevent our transition to profitability and have a material adverse effect on our business.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT EVER BECOME PROFITABLE.

    We have not achieved profitability, expect to incur net losses in the foreseeable future and may not ever become profitable in the future. We incurred net losses of $28.0 million for the year ended February 29, 2000, $15.0 million for the year ended February, 28, 1999, $6.0 million for the year ended
February 28, 1998 and $1.5 million for the period from August 14, 1996 through February 28, 1997. In addition, we incurred net losses of $11.6 million and $23.4 million for the three months and six months ended August 31, 2000, respectively. As of August 31, 2000, we had an accumulated deficit of approximately $72.8 million. Net losses have increased for each of our quarters since inception and we cannot assure you this trend will not continue. We expect to continue to increase our sales and marketing, product development and administrative expenses. As a result we will need to generate significant additional revenues to achieve and maintain profitability.

    We were founded in August 1996, and are an early stage company. We have a limited operating history that makes it difficult to forecast our future operating results. Although our revenues have grown in most of our recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain of continued or increased profitability on a quarterly or annual basis.

WE ARE SUBSTANTIALLY DEPENDENT ON THE SUN/NETSCAPE ALLIANCE AND THE TERMINATION OF THIS RELATIONSHIP WOULD HAVE A SUBSTANTIAL, IMMEDIATE ADVERSE EFFECT ON OUR BUSINESS.

    For the three months ended August 31, 2000, we generated approximately 83.4% of our software product revenues from the sale of the Sun/Netscape Alliance's iPlanet software, and approximately 37.7% of our online service revenues from the outsourcing of INTRAWARE DELIVERY services to the Sun/Netscape Alliance. As a result, transactions with the Sun/Netscape Alliance and the sale of iPlanet products accounted for approximately 67.5% of our total net revenues in the three months ended August 31, 2000. Our agreement for resale of iPlanet products will expire on December 31, 2000, and we cannot assure you that the term of that agreement will be extended or that a replacement agreement will be executed. If the existing agreement for resale of iPlanet products were not extended or replaced, or the Sun/Netscape Alliance otherwise limited or discontinued selling its software through us, our business would be adversely affected.

    We provide online software update and license management services to Sun/Netscape Alliance customers through our INTRAWARE DELIVERY service under an agreement that expires on June 30, 2001. We cannot assure you that this agreement will be extended. Substantially all of our INTRAWARE DELIVERY revenues to date have been generated through this Sun contract, and our failure to extend this contract at the end of its current term could have a material adverse effect on our INTRAWARE DELIVERY revenues and on our business as a whole.

    If Sun and/or Netscape chose to offer its own electronic software delivery, tracking, maintenance or other services, which it is permitted to do under the current agreements, it would have a substantial and immediate adverse effect on our business, results of operations and financial condition.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS COULD ADVERSELY AFFECT OUR
REVENUES.

    We believe that a substantial amount of revenue from software product sales in any given future period may come from a relatively small number of customers. If one or more major customers were to substantially cut back software purchases or stop using our products or services, our operating results could be materially adversely affected. We do not have long-term contractual relationships with most of these customers because they purchase software on a transaction by transaction basis. As a result, we cannot assure you that any of our customers who purchase software through us will purchase from us in future periods.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS AND ANY OF THESE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and as a result, the price of our common stock may fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of risk factors, including:

    - demand for our online services and the products of our software vendors;

    - the timing of sales of our online services and the products of our software vendors;

    - aggressive cost management in the sales, marketing, product development and support areas;

    - loss of strategic relationships with major software vendors;

    - the mix of our proprietary online services vs. software products sold;

    - delays in introducing our online services or our vendors' software products according to planned release schedules;

    - our ability to retain existing customers and attract new customers;

    - changes in our pricing policies or the pricing policies of our software vendors;

    - changes in the growth rate of Internet usage and acceptance by customers of electronic software delivery for large software purchases, particularly for international customers;

    - technical difficulties, system failures or Internet downtime;

    - the mix of domestic and international sales;

    - certain government regulations;

    - our ability to upgrade and develop our information technology systems and infrastructure;

    - costs related to acquisitions of technology or businesses; and

    - general economic conditions as well as those specific to the Internet and related industries.

    While we have recently experienced increasing gross margins on revenues derived from software product sales, there can be no assurance that such increases will continue. Also, as we have shifted a larger proportion of our sales and marketing resources toward our more recently introduced online services, such as INTRAWARE DEPLOYMENT, INTRAWARE E-LEARNING and INTRAWARE ASSET MANAGEMENT, we have experienced and may continue to experience one or more quarters of reduced software product sales. Any shortfall in our revenues would directly adversely affect our operating income or loss, and these fluctuations could affect the market price of our common stock.

    We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities, and fund greater levels of product development. Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

OUR NEWLY INTRODUCED ONLINE SERVICES MAY NOT BE ABLE TO GENERATE ANTICIPATED REVENUES.

    We have only recently started selling a number of online services such as INTRAWARE DEPLOYMENT, INTRAWARE VOLUME LICENSING, INTRAWARE E-LEARNING and INTRAWARE ASSET MANAGEMENT. We cannot assure you that these online services will result in additional customers and customer loyalty, significant additional revenues or improved operating margins in future periods. Additionally, we cannot assure you that software vendors will continue to find it strategically or economically justifiable for us to deliver the INTRAWARE DELIVERY service to their customers.

    We had no significant online services revenues until the quarter ended November 30, 1998, and for the three months ended August 31, 2000, revenues from online services and technology totaled only $6.5 million, which constituted 19.9% of our total revenues for that period. These online services are not only important to improving our operating results but also to continuing to attract and retain both our software vendor and corporate information technology professional customers, and in differentiating our online service offerings from those of our competitors.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

    The market for selling software products and related online services is highly competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We have recently experienced, and expect to continue to experience, price competition on our software sales, particularly on large sales transactions. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect our business and results of operations.

    Our current competitors include a number of companies offering one or more solutions for the researching, evaluation, purchase, deployment and maintenance of, and training on, business software. Because there are relatively low barriers to entry in the software and Internet services markets, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on our business and results of operations.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect that the competition will increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

WE ARE DEPENDENT ON MARKET ACCEPTANCE OF ELECTRONIC SOFTWARE DELIVERY, AND IF IT DOES NOT ACHIEVE WIDESPREAD ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

    Our success will depend in large part on acceptance by information technology professionals of electronic software delivery as a method of buying business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of selling software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

    - the potential for state and local authorities to levy taxes on Internet transactions;

    - the availability of sufficient network bandwidth to enable purchasers to rapidly download software;

    - the number of software packages that are available for purchase through electronic software delivery as compared to those available through traditional delivery methods;

    - the level of customer confidence in the process of downloading software;
      and

    - the relative ease of such a process and concerns about transaction security.

    Even if electronic software delivery achieves widespread acceptance, we cannot be sure that we will overcome the substantial technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Furthermore, the proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only in the event that the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium would adversely affect our business.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall web usage including usage of our web site in particular could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF OUR
SERVICES.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the web to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND OUR ABILITY TO MANAGE THIS GROWTH WILL AFFECT OUR BUSINESS.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. These expansion efforts could be expensive and put a strain on management, and if we do not manage growth properly, it could adversely affect our business. Our headcount has grown and will continue to grow substantially. In particular, we will need to expand our technology infrastructure, which will include making certain key employee hires in product development. These hires historically have been difficult and we can not assure you that we will be able to successfully attract and retain a sufficient number of qualified personnel.

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS IN ORDER TO SUPPORT OUR ANTICIPATED GROWTH.

    Our growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and controls. We cannot assure you that we will be able to adequately expand our technology resources to support our anticipated growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. Furthermore, we expect that we will be required to manage multiple relationships with various software vendors, customers and other third parties.

WE MAY NOT BE ABLE TO FUND THE HIRING AND RETENTION OF SALES, MARKETING AND SUPPORT PERSONNEL THAT WE NEED TO SUCCEED.

    If we lack the funds to hire and retain sufficient numbers of sales, marketing and support personnel, our business and results of operations would be adversely affected. Competition for qualified sales and marketing and support personnel is intense, and we might not be able to hire and retain sufficient numbers of qualified sales and marketing and support personnel. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of the products and services we offer. These products and services require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. If we are unable to fund the hiring and retention of a sufficient number of qualified sales and marketing personnel, our business and growth prospects will be materially adversely affected.

    We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet. Because of our financial constraints and the limited availability of such personnel, we cannot assure you that we will be able to hire and retain sufficient numbers of qualified customer service and support personnel.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

    Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel and most of our officers or key employees are not bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business. In particular, the services of Peter Jackson, Chief Executive Officer, Paul Martinelli, Chief Technology Officer, Mark Long, Executive Vice President of Strategic Development, Don Freed, Executive Vice President and Chief Financial Officer, and Frost Prioleau, Executive Vice President for Products and Services, would be difficult to replace.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

    We currently intend to make additional investments in complementary companies, services and technologies. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire another company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services. If we do not integrate our technology effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and operating results. Also, if we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.

WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    Our services operate in part by making software products and other content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with vendors. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials.

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties.

    In addition, we may be involved in litigation involving the software of third party vendors that we electronically distribute. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

    We take steps to verify that our INTRAWARE DEPLOYMENT customers that download third-party software from our web site are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, the owners of copyrights in that third-party software.

    Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We are aware that certain other companies are using or may have plans to use the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that certain of these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

WE MAY BE REQUIRED TO REDEEM OR PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES A, B AND C PREFERRED STOCK AND RELATED WARRANTS IF SPECIFIC EVENTS OCCUR.

    Under our agreements with the holders of the Series A, B and C preferred stock and the related warrants, we are required to redeem or pay substantial penalties to those holders under specific circumstances, including, among others:

    - nonpayment of dividends on the Series A, B and C preferred shares in a timely manner;

    - failure to deliver shares of our common stock upon conversion of the Series A, B and C preferred shares or upon exercise of the related warrants after a proper request;

    - nonpayment of the redemption price at of the Series A, B and C preferred shares if we elect to redeem these shares at maturity;

    - failure to comply with financial covenants regarding cash balances and cash burn rates; or

    - failure to have a registration statement covering the shares of common stock into which the Series A, B and C preferred shares and related warrants are exercisable for, filed with the SEC on or before November 10, 2000 and effective by January 10, 2001, or after being declared effective, the unavailability of the registration statement to cover the resale of that common stock.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL OPERATING SYSTEMS OR THE SOFTWARE PRODUCTS THAT WE RESELL COULD ADVERSELY AFFECT OUR BUSINESS.

    Although to date we have not experienced any material problems attributable to the year 2000 problem with respect to our software products and internal systems, it is possible that software we distribute could contain undetected errors or defects associated with year 2000 date functions that may result in material costs or liabilities to us in the future. Moreover, the software we distribute interacts directly and indirectly with a large number of third-party hardware and software systems, each of which may contain or introduce undetected errors or defects. We are unable to predict to what extent our business may be affected if the software we distribute or the systems that operate in conjunction with that software experience a material year 2000 related failure. Any year 2000 defect in the software we distribute, or the software and hardware systems with which it operates, as well as any year 2000 errors caused by older non-current products that were not upgraded by our customers, could expose us to litigation that could require us to incur significant costs in defending the litigation or expose us to the risk of significant damages. The risks of this litigation may be particularly acute due to the mission-critical applications for which many of the products we distribute are used.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS.

    We do not have a complete disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. A disaster could severely damage our business and results of operations because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located at our facility in Orinda, California and at an offsite location managed by a third party in Santa Clara, California. Orinda and Santa Clara exist on or near known earthquake fault zones. Although the outside facility, which hosts our primary web and database servers, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

CHANGES IN THE LAWS AND OTHER GOVERNMENT REGULATIONS MAY ADVERSELY AFFECT BUSINESS.

    If State and local tax laws are changed to impose sales tax on sales of electronically delivered software our business will be materially and adversly affected.

    More generally, the law governing Internet transactions remains largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. In its last two sessions, the United States Congress adopted Internet laws regarding children's privacy, copyrights and taxation. It appears that additional laws and regulations regarding protection of privacy on the Internet will be adopted at the state and federal levels in the United States. The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data by November 25, 1998. We must comply with these new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN.

    You should not rely on forward-looking statements in this Registration Statement. This Registration Statement also contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this Registration Statement.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 6, in evaluating an investment in the common stock issuable in this Registration Statement. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although Intraware believes that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Intraware' future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Intraware assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling securityholders of the common stock.

                            SELLING SECURITYHOLDERS

    The following table contains information as of November 1, 2000, with respect to the selling securityholders and the common stock beneficially owned by the selling securityholders that may be offered using this prospectus.

                                           NUMBER OF SHARES                          NUMBER OF SHARES
                                             BENEFICIALLY                              BENEFICIALLY
                                          OWNED PRIOR TO THE        NUMBER OF         OWNED AFTER THE
                                             OFFERING (1)        SHARES THAT MAY       OFFERING (2)
                                         ---------------------     BE SOLD IN      ---------------------
NAME                                      NUMBER    PERCENTAGE    THE OFFERING      NUMBER    PERCENTAGE
----                                     --------   ----------   ---------------   --------   ----------
Edison Venture Fund IV, LP.............  395,871        1.43%        197,936       197,935        *
Janice C. Pini.........................  253,621           *          63,405       190,216        *
Laurance W. Shoup......................  253,621           *          63,405       190,216        *
Glen F. Chatfield......................   70,159           *          35,080        35,079        *
Neal M. Pollon.........................   70,159           *          35,080        35,079        *
William Connor.........................   50,725           *          25,363        25,362        *
Mondechi Gal-Or........................   26,631           *          13,316        13,315        *
Lisa Nydick............................   23,537           *           5,884        17,653        *
Carmel Associates, L.L.P...............   18,116           *           9,058         9,058        *
PNC Investment Corp....................    6,927           *           3,464         3,463        *
William E. Swauger.....................       26           *               7            19        *

------------------------

(1) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 27,514,500 shares of common stock outstanding as of November 1, 2000.

(2) Assumes the sale of all shares that may be sold in the offering.

*   less than one percent.

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

    - directly by the selling securityholders;

    - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

    Selling securityholders and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If a selling securityholder is deemed an underwriter, such selling securityholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The common stock may be sold in one or more transactions at:

    - fixed prices;

    - prevailing market prices at the time of sale;

    - varying prices determined at the time of sale; or

    - negotiated prices.

    These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

    - through the writing or purchase of non-traded and exchange-traded options;

    - by pledge to secure debts and other obligations;

    - in hedge transactions and in settlement of other transactions; or

    - in a combination of any of the above transactions.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling securityholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

    To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholder. The selling securityholders may elect not to sell some or all of the common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling securityholders will not transfer, devise or gift the common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol
"ITRA."

    There can be no assurance that the selling securityholders will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    Pursuant to the Registration Rights and Lock-Up Agreement, dated as of July 12, 2000, with Janus Technologies, Inc., we and the selling securityholders will be indemnified by each other, respectively against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

    The validity of the issuance of Intraware's securities offered by this prospectus will be passed upon for Intraware, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements of Intraware, Inc. as of February 29, 2000, February 28, 1999 and for each of the years in the three-year period ended February 29, 2000 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 29, 2000 of Intraware, Inc. have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities Exchange Commission (the "Commission"), in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices': Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete:

    - Our Annual Report on Form 10-K for the fiscal year ended February 29, 2000 as filed with the Commission on May 26, 2000 (File No. 000-25249);

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000 as filed with the Commission on July 17, 2000;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2000 as filed with the Commission on October 16, 2000;

    - Our Current Report on Form 8-K as filed with the Commission on July 3,
      2000;

    - Our Current Report on Form 8-K as filed with the Commission on July 27, 2000;

    - Our Current Report on Form 8-K as filed with the Commission on October 7, 1999; and

    - The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed with the Commission on January 8, 1999 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

    You may also request a copy of these filings, at no cost, by contacting us at the following address:

                         Investor Relations Department
                                Intraware, Inc.
                               2000 Powell Street
                                   Suite 140
                              Emeryville, CA 94608
                                 (925) 253-4500

    You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses to be paid by the Registrant in connection with this offering. All amounts are estimates except for the registration fee:

Securities and Exchange Commission registration fee.........  $   872.58
Accounting fees and expenses................................    5,000.00
Legal fees and expenses.....................................   10,000.00
Miscellaneous...............................................      127.42
                                                              ----------
  * Total...................................................  $16,000.00
                                                              ==========

------------------------

* None of the expenses listed above will be borne by the selling securityholder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF INTRAWARE

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IX of our amended and restated certificate of incorporation, as amended, and Article VI of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors.

ITEM 16. EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Reorganization, dated June 9, 2000, as amended, between the Registrant and Janus Technologies, Inc.
                        (1)
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.
        10.1            Registration Rights and Lock-Up Agreement dated as of July
                        12, 2000 among Registrant and the Shareholders of Janus
                        Technologies, Inc. (1)
        23.1            Consent of PricewaterhouseCoopers LLP.
        23.2            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).
        24.1            Power of Attorney of certain directors and officers of
                        Intraware, Inc. (see page II-4 of this Form S-3).

------------------------

(1) Incorporated by reference to exhibits filed with the Registrant's Form 8-K (File No. 000-25249) filed with the Commission July 27, 2000.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on November 9, 2000.

                                                       INTRAWARE, INC.

                                                       By:               /s/ JOHN J. MOSS
                                                            -----------------------------------------
                                                                           John J. Moss
                                                                  GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter H. Jackson and Donald M. Freed, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
                /s/ PETER H. JACKSON                     Officer and Director
     -------------------------------------------         (Principal Executive        November 9, 2000
                  Peter H. Jackson                       Officer)

                 /s/ DONALD M. FREED
     -------------------------------------------       Chief Financial Officer       November 9, 2000
                   Donald M. Freed

                /s/ LAURENCE M. BAER
     -------------------------------------------       Director                      November 9, 2000
                  Laurence M. Baer

                  /s/ JOHN V. BALEN
     -------------------------------------------       Director                      November 9, 2000
                    John V. Balen

                 /s/ MARY ANN BYRNES
     -------------------------------------------       Director                      November 9, 2000
                   Mary Ann Byrnes

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
              /s/ CHARLES G. DAVIS, JR.
     -------------------------------------------       Director                      November 9, 2000
                Charles G. Davis, Jr.

                 /s/ MARK B. HOFFMAN
     -------------------------------------------       Director                      November 9, 2000
                   Mark B. Hoffman

                /s/ RONALD E. F. CODD
     -------------------------------------------       Director                      November 9, 2000
                  Ronald E. F. Codd

*By:                    /s/ JOHN J. MOSS
             --------------------------------------
                          John J. Moss                                                     November 9, 2000
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Reorganization, dated June 9, 2000, as amended, between the Registrant and Janus Technologies, Inc.
                        (1)
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.
        10.1            Registration Rights and Lock-Up Agreement dated as of July
                        12, 2000 among Registrant and the Shareholders of Janus
                        Technologies, Inc. (1)
        23.1            Consent of PricewaterhouseCoopers LLP.
        23.2            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).
        24.1            Power of Attorney of certain directors and officers of
                        Intraware, Inc. (see page II-4 of this Form S-3).

------------------------

(1) Incorporated by reference to exhibits filed with the Registrant's Form 8-K (File No. 000-25249) filed with the Commission July 27, 2000.